Exhibit 10.2
EFUNDS CORPORATION
NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PROGRAM
(as amended February 17, 2006)
     1. Purposes of the Program. The purposes of the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the “Program”) are to provide a method of deferring payment to non-employee directors of eFunds Corporation (“eFunds” or the “Company”) of all or a part of their retainer and/or meeting fees, as fixed from time to time by the Board of Directors of eFunds (the “Board”), and an opportunity to increase their ownership of eFunds Common Stock (“Common Stock”). The Program is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Under the Program, a director may elect to defer the receipt of any or all of his or her annual cash retainer and/or meeting fees, including committee meeting fees (the retainer and meeting fees together, “Director Fees”). Deferred amounts will be paid in the form of shares of Common Stock or cash following the director’s termination of services on the Board. Shares of Common Stock to be issued under the Program will be issued pursuant to the eFunds Corporation 2000 Stock Incentive Plan, as amended, or the eFunds Corporation 2006 Stock Incentive Plan (or any successor plan).
     2. Eligibility. Directors of eFunds who are not also officers or other employees of eFunds or any of its subsidiaries are eligible to participate in this Program (“Eligible Directors”). Eligible Directors who elect to participate in the Program are hereinafter referred to as “Participants.”
     3. Plan Periods. The first Plan Period shall commence on April 1, 2001 and end on December 31, 2001. Each subsequent Plan Period shall commence on January 1 and end on December 31.
     4. Administration. This Program shall be administered by the Compensation Committee of the Board (the “Committee”).
     5. Deferral Election.
     5.1. Manner of Making Deferral Election. An Eligible Director may elect to defer payment of his or her Director Fees to be earned during any Plan Period by filing an election with the Committee, on a form provided by the Committee for that purpose (a “Deferral Election”), prior to the first day of such Plan Period; provided, however, that an individual who becomes an Eligible Director upon his or her initial election to the Board shall have 30 days following his or her initial election to make a Deferral Election, which shall apply only with respect to services as a director provided following the filing of such Deferral Election with the Committee. The Deferral Election form shall specify a percentage up to 100% of the Director Fees to be deferred. Each Deferral Election shall be irrevocable and shall remain in effect until changed or rescinded. Prior to the beginning of any subsequent Plan Period, a Participant may irrevocably elect in writing to change an earlier election by filing a new Deferral Election with the Committee. The new election shall become effective on the first day of the subsequent Plan Period.
     5.2 Payment Dates. Deferrals under the Plan shall be credited on March 31, June 30, September 30 and December 31 (each, a “Valuation Date”) of each Plan Period.
     5.3 Credits to Deferred Accounts.
          (a) Credits to Deferred Stock Account. Subject to Section 5.8, all deferrals credited on or before May 31, 2005 or after January 1, 2007 will be credited to a Participant’s Deferred Stock Account in the form of Restricted Stock Units. Deferrals credited between May 31, 2006 and December 31, 2006 may, but need not, be credited to a Participant’s Deferred Stock Account. Each Stock Unit shall represent the right to receive one share of Common Stock. The number of whole and fractional Stock Units credited to a Participant’s Deferred Stock Account shall be determined by dividing the amount of the Participant’s Director Fees payable on each Valuation Date and specified for deferral pursuant to Section 5.1 by the Fair Market Value (as defined below) of a share of Common Stock on such Valuation Date (computed to four decimal places).
          (b) Credits to Deferred Cash Account. Deferrals credited on or after June 1, 2005 and before May 31, 2006, shall be credited to a Participant’s Deferred Cash Account in the form of Cash Units. Deferrals credited between May 31, 2006 and December 31, 2006 may, but need not be, credited to a Participant’s Deferred Cash Account. The Cash Units credited to a Participant’s Deferred Cash Account on each Valuation Date shall be equal to the amount of the Participant’s Director Fees payable on such Valuation Date and specified for deferral pursuant to Section 5.1.
     5.4 Conversion of Deferred Cash Accounts. The Committee may, at any time and in the exercise of its sole discretion, permit or require the balances of Participant’s Deferred Cash Accounts to be converted into Restricted Stock Units and credited towards their Deferred Stock Accounts. The manner of any such conversion shall be on such terms and conditions as the Committee may deem to be just and reasonable; provided, however, that such terms and conditions may not materially expand or contract the benefits intended to be extended to the Participants hereunder.
     5.5. Dividend Equivalent Payments. Any time a cash dividend is paid on the Common Stock, a Participant who has Stock Units in his or her Deferred Stock Account shall receive a dividend equivalent payment (“Dividend Equivalent”) on the dividend payment date equal to the amount of the dividend payable on a single share of Common Stock multiplied by the number of Stock Units credited to the Participant’s Deferred Stock Account on the dividend record date. The Dividend Equivalent shall be converted to additional whole and fractional Stock Units (computed to four decimal places) in the number determined by dividing the amount of the Dividend Equivalent by the Fair Market Value of one share of Common Stock on the dividend payment date. No

Dividend Equivalent shall be paid in respect of the Cash Units held in a Participant’s Deferred Cash Account.
     5.6. Fair Market Value. The Fair Market Value of a share of Common Stock shall be equal to the last sale price of one share of Common Stock on the New York Stock Exchange (“NYSE”) or the Nasdaq National Market (“Nasdaq”) on the relevant date, as applicable; provided that if, on such date, Nasdaq or the NYSE , as applicable, is not open for business or there are no shares of Common Stock traded on such date, the Fair Market Value of a share of Common Stock shall be equal to the last sale price of one share of Common Stock on the first day preceding such date on which Nasdaq or the NYSE, as applicable, was open for business and reported trades in the Common Stock.
     5.7 Interest on Cash Units. At the end of each calendar quarter, all Cash Units in a Participant’s Deferred Cash Account shall be credited with interest (“Interest Credits”) at the rate of either four percent (4%) per annum or the relevant one year Applicable Federal Rate, whichever is lower. Such Interest Credits shall be credited to the Participant’s Deferred Cash Account in the form of additional Cash Units.
     5.8 Mandatory Account Deferrals. In the event the Company does not have sufficient Restricted Stock Units available under its equity incentive plans on any given Valuation Date sufficient to allocate deferrals made on such Date to the Deferred Stock Accounts of the Participants, the excess deferrals shall instead automatically be allocated to the Participant’s Deferred Cash Accounts. From and after the date that Restricted Stock Units again become available for such purpose, Participants shall again be required to credit the entirety of their deferrals to their Deferred Stock Accounts.
     6. Payments.
     6.1. Payment of Deferred Stock Account. Payment from a Participant’s Deferred Stock Account shall be in shares of Common Stock. The shares of Common Stock available for issuance under this Program shall be issued under, and in accordance with the terms of, the Company’s equity incentive plans. Upon payment, one share of Common Stock shall be issued for each Stock Unit, except that no fractional shares shall be issued, and the Participant shall receive a cash payment in lieu of any fractional share.
     6.2. Payment of Deferred Cash Account. Payment from a Participant’s Deferred Cash Account shall be in cash.
     6.3 Method and Timing of Distribution.
          (a) Installments. Distributions from a Participant’s Deferred Cash Account or Deferred Stock Account may be made in installments, if this option is selected by the Participant in his or her Deferral Election; provided, however, that all deferrals credited prior to January 1, 2007 shall be paid in a lump sum within 30 days following the termination of a Participant’s service on the Board. Installment distributions may be made annually over a period of two to ten years following the termination of a Participant’s service on the Board. The installments may begin upon a Participant’s termination of service or on the first anniversary of the relevant termination date, as elected by the Participant in his or her Deferral Election. The amount of each installment shall be equal to the amount obtained by dividing the balance of a Participant’s Deferred Accounts by the number of installments (including the current installment) remaining to be paid.
          (b) Lump Sum. All deferrals credited prior to January 2007 will be paid in a lump sum within thirty days following the date of the relevant Participant’s termination of service on the Board. Participants may elect to have deferrals credited after January 1, 2007 paid in a lump sum following the termination of their service on the Board. These elections may specify that such payments should be made promptly following the Participant’s termination of service or any anniversary of the Participant’s termination date up to and including the tenth such anniversary.
          (c) In-Service. Participants may elect to have deferrals credited after January 1, 2007 distributed during their service on the Board. A separate interim distribution election shall be made for each Plan Period for which amounts are deferred. The interim distribution election shall specify the year (“Distribution Year”) in which such interim distribution shall be made; provided, however, that a Distribution Year must be at least three Plan Periods later than the Plan Period in which the deferral was originally made. Provided the Participant has not had an earlier death, disability or termination of service, the interim distribution shall be made in a lump sum no later than January 31st of the Distribution Year. For example, a Participant making an in-service distribution election for deferrals credited in 2007 may not receive those distributions before 2011 (unless the Participant’s service on the Board is terminated before that date). A Participant may file a written request with the Committee to defer the time (but not the form) of the interim distribution in accordance with Section 6.3(d). Any interim distribution paid to a Participant shall be deemed a distribution and deducted from the Participant’s Deferred Cash or Stock Accounts, as applicable.
          (d) Election to Change Method of Distribution. A Participant may change the method of distribution of deferrals credited after January 1, 2007 to another method permitted under subsections (a), (b) or (c) above by submitting an election to the Committee, subject to the following limitations:
               (i) Such election must be submitted to and accepted by the Committee at least one year prior to the date (the “Original Distribution Date”) the distribution to the Participant that is to be rescheduled would otherwise have been made or commenced. The election will not be effective during this twelve month period (with the result being that distributions will be made in accordance with the Participant’s original distribution election if the Original Distribution Date should occur during such twelve-month period);
               (ii) A revised election may only (A) delay scheduled in-service payments for at least five years from their Original Distribution Date, (B) change an election to receive deferrals in a lump sum upon termination of service to an installment option where the installments do not begin for at least five years after any such termination or (C) delay the commencement of installment distributions by at least five years from their Original Distribution Date;
               (iii) A revised election may not (A) change an election to receive distributions in installments to an election to receive payments in a lump sum or a fewer number of installments, (B) change an election to receive distributions upon or following a Participant’s termination of service to an election to receive in-service payments or (C) provide for any distributions prior to the fifth anniversary of the Original Distribution Date; and
               (iv) Notwithstanding the foregoing, the Committee shall interpret all provisions of this Program relating to the change of any distribution election in a manner that is consistent with Section 409A of the Internal Revenue Code and the Treasury regulations and other guidance issued thereunder. Accordingly, if the Committee determines that a requested revision to a distribution request election is inconsistent with Section 409A of the Internal Revenue Code or other applicable tax law, the request shall not be effective.
     6.4 Payment to Beneficiary. In the event that a Participant dies before receiving payment of his or her Deferred Stock Account and Deferred Cash Account (if any), payment shall be made to the Participant’s beneficiary within 30 days of the Committee’s notice of the Participant’s death. Payment of the Participant’s Deferred Stock Account shall be made in shares of Common Stock. Payment of the Participant’s Deferred Cash Account shall be made in cash. A Participant may designate one or more beneficiaries who, upon death, are to receive the benefits that otherwise would have been paid to the Participant and may change or revoke any such designation from time to time. No such designation, change or revocation shall be effective unless executed by the Participant and delivered to the Committee during the Participant’s lifetime. Unless the Participant has otherwise specified in the beneficiary designation, the beneficiary or beneficiaries so designated shall become fixed as of death so that, if a beneficiary survives the Participant but dies before the receipt of all payments due such beneficiary, such remaining payments shall be payable to such beneficiary’s estate. If a Participant does not designate a beneficiary pursuant to this Section 6.4 or if for any reason such designation is ineffective, in whole or in part, then the benefits that otherwise would have been paid to the Participant (or the part thereof as to which the designation is ineffective, as the case may be) shall be paid to the Participant’s estate and, in such event, the term “beneficiary” shall include such estate.
     6.5 Income Tax Withholding. In order to assist a Participant in paying all or a portion of the taxes required to be withheld or paid upon the payment of a Participant’s Deferred Stock Account (which taxes are the sole and absolute responsibility of the Participant), the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by electing to have the Company withhold a portion of the shares of Common Stock otherwise issuable to the Participant having a Fair Market Value equal to the amount of such taxes. Any such election must be made on or before the date that the amount of tax to be withheld is determined.
     7. Limitation on Rights of Eligible Directors and Participants. Nothing in this Program will interfere with or limit in any way the rights of the Board or the stockholders of eFunds not to nominate for re-election, elect or remove an Eligible Director or Participant. Neither this Program nor any action taken pursuant to it will constitute or be evidence of any agreement or understanding, express or implied, that eFunds or its Board or stockholders have retained or will retain an Eligible Director or Participant for any period of time or at any particular rate of compensation.
     8. Program Amendments, Modifications and Termination. The Company reserves the sole right to terminate, by action of the Committee, this Program and/or the Deferral Elections pertaining to one or more Participants at any time prior to the commencement of distributions to such Participants. The Committee may also, in its sole discretion, terminate this Program in its entirety and immediately pay all deferred amounts recorded hereunder in a lump sum. Notwithstanding the foregoing, the Committee’s right to terminate this Program or a Participant’s deferral Election may only be exercised to the extent permissible under Section 409A of the Internal Revenue Code and the related Treasury regulations and guidance.
     9. Effective Date and Duration of the Program. This Program shall become effective on April 1, 2001 and shall continue until terminated by action of the Committee. The expiration or termination of this Program shall not affect any rights of Participants with respect to their Deferred Stock or Deferred Cash Accounts, which shall continue to be governed by the provisions of this Program until their final payment.
     10. Participants are General Creditors of eFunds. Participants and their beneficiaries shall be general, unsecured creditors of eFunds with respect to any payments to be made pursuant to this Program and shall not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets of eFunds. If eFunds shall, in fact, elect to set aside monies or other assets to meet its obligations hereunder (there being no obligation to do so), whether in a grantor trust or otherwise, the same shall, nevertheless, be regarded as a part of the general assets of eFunds subject to the claims of its general creditors, and neither any Participants nor any of their beneficiaries shall have a legal, beneficial or security interest therein.
     11. Miscellaneous.
     11.1. Securities Laws and Other Restrictions. Shares of Common Stock to be delivered in payment of Deferred Stock Accounts under this Program shall be subject to such restrictions as the Committee may deem advisable under the Company’s equity incentive plans, any applicable securities laws, rules or regulations or other regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for the shares of Common Stock to reflect such restrictions.

     11.2. Nontransferability. No Deferred Cash Accounts or Deferred Stock Accounts shall be transferable by a Participant other than by will or by the laws of descent and distribution; provided, however, that a Participant may designate a beneficiary or beneficiaries to receive any property or cash payable with respect to the Participant’s Deferred Cash Account or Deferred Stock Account upon the death of the Participant, as described in Section 6.4 hereof. Except as provided in this Section 11.2, no such Accounts may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against eFunds or any of its affiliates.
     11.3 No Liability. Neither the Company nor any of its officers, directors, advisors, agents or affiliates shall be obligated, directly or indirectly, to any Participant for any taxes, penalties, interest or like amounts that may be imposed on a Participant or on account of any amounts due or paid under the Program or on account of any failure of the Program to comply with any provisions of the Internal Revenue Code.
Benefit Plans/Directors Deferred Comp Plan/2006 Plan

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